Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

February 1, 2024

VIA ELECTRONIC MAIL

Sidus Space, Inc.

150 N. Sykes Creek Parkway, Suite 200

Merritt Island, FL 32953

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering for sale of up to 1,181,800 shares (the “Shares”) of Class A common stock, par value $0.0001 per share (“Common Stock”) and pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 69,900 shares of Common Stock (the “Pre-Funded Warrant Shares”), of Sidus Space, Inc. (the “Company”), pursuant to the Registration Statement (as defined below) and the Prospectus (as defined below). Unless defined herein, capitalized terms have the meanings given to them in that certain Underwriting Agreement dated January 29, 2024 by and between the Company and ThinkEquity LLC as the representative of the several underwriters to be named therein relating to the issuance and sale by the Company of the Shares (the “Underwriting Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed and relied upon the following:

●	the Registration Statement on Form S-3 (File No. 333-273430) filed with the Securities and Exchange Commission (the “Commission”) on July 26, 2023 under the Securities Act of 1933, as amended (the “Securities Act”) (including any documents incorporated by reference therein, the “Registration Statement,” and the related prospectus included in such Registration Statement (including any documents incorporated by reference therein, the “Base Prospectus”));

●	the final prospectus supplement, which includes the Base Prospectus, filed on January 31, 2024 pursuant to Rule 424(b) under the Securities Act, which is referred to as the “Prospectus”;

●	the Underwriting Agreement;

●	the Amended and Restated Certificate of Incorporation of the Company, as amended and in effect on the date hereof;

●	the Amended and Restated Bylaws of the Company, as amended and in effect on the date hereof;

●	the resolutions of the Board of Directors of the Company, adopted on January 16, 2024 authorizing the execution and delivery of the Underwriting Agreement, the issuance and sale of the Shares and the Pre-Funded Warrants, the preparation and filing of the Prospectus, and other actions with regard thereto; and

●	such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopy, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that (i) the Shares have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware (the “DGCL”) and, when the Shares are delivered to and paid for in accordance with the terms of the Underwriting Agreement and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Shares will be validly issued, fully paid and non-assessable, (ii) the Pre-Funded Warrants as described in the Prospectus have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Pre-Funded Warrants have been duly executed by the Company and delivered to and paid for by as contemplated by the Underwriting Agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iii) the Pre-Funded Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when issued and delivered by the Company against payment therefor in accordance with the terms of such Pre-Funded Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

We express no opinion as to matters governed by any laws other than the DGCL .

We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP
SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

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